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                                                                    EXHIBIT 99.1

                         PRESS RELEASE DATED MAY 8, 2000

FOR IMMEDIATE RELEASE

Contact:          Brian Fleming
                  Executive Vice President &
                  Chief Financial Officer
                  (213) 765 3582

                  James K. White
                  Kehoe, White, Savage & Co, Inc.
                  (562) 437 0655

           - GUESS ?, INC. REPORTS APRIL RETAIL SALES INCREASE 42.2% -

              - ACHIEVES COMPARABLE STORE SALES INCREASE OF 13.4% -

                          - WHOLESALE BACKLOG UP 74% -

                    - COMFORTABLE WITH ANALYSTS' ESTIMATES -

LOS ANGELES, CA, MAY 8, 2000 -- Guess ?, Inc. (NYSE:GES) today reported total April retail sales of $33.9 million for the five week period ended May 6, 2000, an increase of 42.2% over sales of $23.8 million for the comparable five week period ended May 2, 1999. The current April period included retail sales of Guess Canada of $2.5 million. During April, comparable store sales, excluding Guess Canada, increased 13.4%, which was against a very strong 31.2% comparable sales increase in April 1999. The Company's full priced retail stores generated a 14.7% comparable store sales increase while the factory outlet stores recorded a 10.6% comparable store sales growth. As of May 6, 2000, the Company had unfilled wholesale orders to department and specialty store customers, consisting primarily of orders for seasonal fashion apparel of $158.9 million, a 74% increase from a year ago.

Paul Marciano, Co-Chairman and Co-Chief Executive Officer of Guess ?, Inc., commented, "We are very pleased with our April 2000 retail sales and wholesale booking rates which reflect the continuing strength of our brand and product. We also remain comfortable with security analysts' current earnings estimates for the second quarter and the balance of 2000."

Guess ?, Inc. designs, markets, distributes and licenses one of the world's leading lifestyle collections of casual apparel, accessories and related consumer products.

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EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, CERTAIN MATTERS DISCUSSED IN
THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS OR PLANS FOR FUTURE PERIODS TO DIFFER
MATERIALLY FROM WHAT IS CURRENTLY ANTICIPATED. THOSE RISKS INCLUDE THOSE MATTERS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS.